                                                                    EXHIBIT 4.24

                             ASSUMPTION AGREEMENT

          THIS ASSUMPTION AGREEMENT (the "Agreement"), dated as of August 14, 1996, is made and entered into by and among CHEMICAL LAND HOLDINGS, INC., a Delaware corporation ("CLH") and MAXUS ENERGY CORPORATION, a Delaware corporation ("Maxus").

                                   RECITALS

          A. Immediately prior to the execution, and delivery of this Agreement, CLH has become a wholly-owned subsidiary of CLH Holdings, Inc., a Delaware corporation.

          B. The parties hereto desire to transfer certain assets and liabilities related primarily to certain environmental matters, and the management thereof, to CLH.

          C. CLH is willing to assume such liabilities and the management thereof in consideration of, among other things, the assignment of certain assets to CLH and the agreements to make certain capital commitments to CLH by its stockholder and its parent companies pursuant to the Contribution Agreement.

                                  AGREEMENTS

          In consideration of the mutual undertakings and agreements contained herein and in the Contribution Agreement, the parties covenant and agree as follows:


                                  ARTICLE ONE

                                  DEFINITIONS

          The following terms have the meanings assigned:

          "Administrative Proceeding" means any action taken by any Governmental Authority pursuant to or under any Environmental Law, including, but not limited to, any clean up, removal or remediation activity, notice of violation, notice of deficiency, notice of potential liability, inspection, investigation, site characterization, or any notice or directive given by such Governmental Authority in connection with clean up, removal or remediation activity.

          "Assigned Assets" is defined in Section 3.1 of this Agreement.

          "Assumed Liabilities" is defined in Section 2.1 of this Agreement.

          "Contribution Agreement" shall mean that certain Contribution Agreement dated an even date herewith by and among YPF Sociedad Anonima, YPF International Ltd., YPF Holdings, Inc., CLH Holdings, Inc., Maxus and CLH.

          "DSRM Agreement" means that certain Distribution Agreement dated as of April 22, 1987 by and between Diamond Shamrock Corporation and Diamond Shamrock R&M, Inc., as amended as of the date hereof.

          "Effective Time" shall mean 12:01 a.m., Central Time, on August 1,
1996.

          "Environmental Claim" means any claim, demand, liability (including strict liability), loss, obligation, damage (whether for property damage, natural resource damage or bodily injury and including depreciation of property values and consequential, punitive and exemplary damages), cause of action, judgment, civil penalty, payment, fine, cost and related expense (including, but not limited to, reasonable expenses, costs and fees of attorneys, legal assistants, consultants, contractors, experts and laboratories) arising out of activities, or allegations of activities which (a) are associated with the ownership, use or operation of property at any time, including, but not limited to, those related to any compliance, investigative, enforcement, cleanup, removal, containment, remedial, response, cost recovery, contribution or other private or governmental or regulatory action at any time threatened, instituted or completed, which in any way is connected with any Hazardous Material, and (b)
(i) are in violation of any Environmental Law, (ii) constitute nuisance, trespass or negligence in the creating and/or allowing to exist or remain, or threatening to move, any Hazardous Material on, in, under or over any property,
(iii) result in the commencement of any Administrative Proceeding, or (iv) if reported to a Governmental Authority would likely result in the commencement of any Administrative Proceeding.

          "Environmental Law" means any federal, state or local law, statute, ordinance, code, rule, regulation, license, permit, authorization, decision, order, injunction, requirement, decree or restriction, which pertains to health, safety, environment, or natural resources, or any Hazardous Materials (including, without limitation, the presence, use, handling, treatment, recycling, transportation, production, disposal, release, discharge or storage thereof), whether in effect presently, or prior to, or after the date hereof. The term "Environmental Law" shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601 et seq. ("CERCLA"), Resource Conservation and Recovery Act of
                -- ---
1976, as amended, 42 U.S.C. (S)6901 et seq. ("RCRA"), the Solid Waste Disposal
                                    -- ---
Act of 1976, 42 U.S.C. (S) 6901 et seq., those provisions of the Occupational
                                -- ---
Safety and Health Act, 29 U.S.C. (S) 651 et seq. which pertain to environmental
                                         -- ---
matters, the Clean Air Act, 42 U.S.C. (S) 7401 et seq., the Federal Water
                                               -- ---
Pollution Control Act, 33 U.S.C. (S) 1251 et seq., the Toxic Substances Control
                                          -- ---
Act, 15 U.S.C. (S) 2601 et seq., the Emergency Planning and Community Right to
                        -- ---
Know Act of 1986, 42 U.S.C. (S) 1101 et seq and any similar law, regulation or
                                     -- ---
requirement of any Governmental Authority having jurisdiction over the subject property, as such laws, regulations and requirements have been or may be amended or supplemented.

          "Governmental Authority" means any federal, state or local government or administrative or regulatory agency or commission or other such instrumentality operating under any such governmental authority and exercising competent jurisdiction.

          "Hazardous Materials" means any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar meaning and regulatory effect.

          "Indemnified Parties" is defined in Section 2.2 of this Agreement.

          "Independent Director" is defined in Section 4.1(b) of this Agreement.

          "Insurance Litigation" shall mean the action styled Diamond Shamrock Chemicals Company v. Anglo French Insurance Company, Ltd., et al, Cause No. L-01591-86 in the Superior Court of New Jersey, Morris County, and all claims asserted or disposed of therein.

          "Obligations" is defined in Section 2.1 of this Agreement.

          "Retained Obligations" is defined in Section 2.3 of this Agreement.

          "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated September 4, 1986 by and among Diamond Shamrock Corporation, Occidental Petroleum Corporation, Occidental Chemical Holding Corporation and Oxy-Diamond Alkali Corporation.

          "YPF Affiliate" means (i) YPF Sociedad Anonima and (ii) any corporation or other business entity in which YPF Sociedad Anonima owns directly, or indirectly through one or more other YPF Affiliates, 50% or more of the outstanding voting capital stock or equity capital of the entity, other than CLH.

                                  ARTICLE TWO

                       ASSUMPTION OF CERTAIN OBLIGATIONS

          2.1 Assumption of Obligations by CLH. Subject to Section 5.1 hereof and effective as of the Effective Time, CLH hereby assumes and undertakes to pay, perform and discharge the debts, liabilities, obligations and commitments, whether known or unknown, contingent or absolute or accrued or not accrued (collectively, "Obligations") set forth below to the extent that Maxus or one of its other subsidiaries (or any officer, director, employee, agent, representative or controlling person of Maxus and its subsidiaries) is or may become liable for such Obligations:

          (a) any and all Obligations of Maxus under (i) Sections 8.19 and 8.21 of the Stock Purchase Agreement, (ii) Section 9.03(a) of the Stock Purchase Agreement, but only to the extent such Obligations either (A) relate to Indemnifiable Losses (as defined in Section 9.03) relating to, resulting from or arising out of the matters described in clauses (iii) or (iv) of such Section 9.03(a) or (B) arise in connection with Indemnifiable Losses that relate to, result from or arise out of an Environmental Claim, (iii) Article X of the Stock Purchase Agreement or (iv) that certain action styled Occidental Chemical Corporation and Henkel Corporation v. Maxus Energy Corporation filed in the 68th Judicial District Court of Dallas County, Texas (Cause No. 95-11776);

          (b) any and all Obligations of Maxus or its subsidiaries arising out of any Environmental Claim relating to or arising out of the ownership, lease, operation or use of (i) any real property owned by CLH on or prior to the date hereof, (ii) any of the Inactive Sites (as defined in the Stock Purchase Agreement), (iii) the former business and assets of Diamond Shamrock Agricultural Chemicals division, and (iv) any of the sites or matters identified, listed or described on Exhibit A hereto; and

          (c) any other Obligations of Maxus or its consolidated subsidiaries related to the Obligations described in clauses (a) and (b) hereof for which amounts have been accrued as a liability reserve on the consolidated balance sheet of Maxus as of July 31, 1996 prepared in accordance with generally accepted accounting principles;

provided, however, that notwithstanding the foregoing, the Obligations assumed by CLH pursuant to this Section 2.1 shall not include (i) Obligations constituting Retained Obligations, (ii) Obligations to the extent of receipt by Maxus or its other subsidiaries (other than CLH) of insurance proceeds or amounts in settlement of insurance coverage in respect of the foregoing Obligations or (iii) Obligations to the extent that Maxus or any of its subsidiaries (other than CLH) receives payments in indemnification or contribution in respect of the foregoing Obligations from any party other than a YPF Affiliate. The Obligations assumed by CLH pursuant to this Section 2.1 are herein referred to as the "Assumed Liabilities."

          2.2 Indemnification. Subject to Section 5.1 hereof and effective at the Effective Time, CLH shall indemnify without duplication each of Maxus, its other subsidiaries, and their respective directors, officers, employees, stockholders, partners and agents (the "Indemnified Parties") against, and hold the Indemnified Parties harmless from, any and all claims, demands, liabilities (including strict liability), losses, obligations, damages (whether for property damage, natural resource damage or bodily injury and including depreciation of property values and consequential, punitive and exemplary damages), causes of action, judgments, civil penalties, payments, fines, costs and related expenses (including reasonable attorneys fees and expenses incurred in connection with investigations and settlements) resulting from or arising out of the Assumed Liabilities. The indemnification provided by this Section 2.2 shall extend to the benefit of the Indemnified Parties to the fullest extent permitted by law, without regard to, or limitation by, the standard of conduct of any Indemnified Party or any other third party, including without limitation any act or omission by any Indemnified Party that may constitute negligence or fraud.

          2.3 Retained Liabilities. Maxus agrees to retain and remain responsible for all Obligations in respect of the following (collectively, the "Retained Obligations"):

          (a) all Obligations to third parties (other than parties to this Agreement and the Stock Purchase Agreement) resulting from or arising out of claims, demands, liabilities (including strict liability), losses, obligations, damages (whether for property damage or bodily injury and including depreciation of property values and consequential, punitive and exemplary damages), causes of action, judgments, civil penalties, payments, fines, costs and related expenses (including reasonable attorneys fees and expenses incurred in connection with investigations and settlements) based upon an assertion or allegation that a manufactured product was defective or unreasonably dangerous or unsafe, or that the manufacturer had failed to warn of defective, dangerous or unsafe characteristics or potential consequences of improper use, handling, transport, storage or disposal, of a product, regardless of whether such assertion or allegation includes claims of injury or damages associated with environmental contamination as a result of an alleged product defect;

          (b) all Obligations incurred by Maxus and its subsidiaries relating to the Insurance Litigation;

          (c) all Obligations incurred by Maxus and its subsidiaries under workers' compensation and other employer's liability laws; and

          (d) all Obligations incurred directly in connection with operating and/or plugging and abandoning the gas wells identified on Exhibit B hereto. (Exhibit B also lists certain other matters for which Maxus retains responsibility.)

          2.4 Waiver of Rights of Recovery. Maxus shall waive, and shall cause its subsidiaries to waive, any and all rights of recovery, claims, actions and causes of action against CLH, its officers, directors, stockholders, agents and representatives that Maxus or its other subsidiaries may have to recover any proceeds from insurance policies or portion thereof covering the Obligations set forth in clauses (a), (b) and (c) of Section 2.1 hereof, unless giving such waiver would adversely affect the right to receive such payments from any insurance carrier.

          2.5 Reimbursement of Certain Costs and Expenses. Maxus shall promptly reimburse CLH for any and all costs and expenses incurred and paid by CLH with respect to any of the Obligations set forth in clauses (a), (b) and (c) of Section 2.1 hereof in the event that such costs and expenses are determined not to constitute Assumed Liabilities by reason of the proviso of Section 2.1 or otherwise.

                                  ARTICLE III

                          TRANSFER OF CERTAIN ASSETS

          3.1 Transfer of Certain Assets. Subject to Sections 3.5 and 5.1 hereof and effective as of the Effective Time, Maxus hereby agrees to grant, bargain, convey, contribute, transfer, assign and deliver unto CLH all of the rights, titles and interests of Maxus in and to the following (collectively, the "Assigned Assets"):

          (a)  all benefits  accruing to Maxus after the Effective Time under
Section 3.03 of the DSRM Agreement, except to the extent that such benefits constitute or relate to the reimbursement of funds paid, received or advanced from settlements or other disposition of the Insurance Litigation or Rosario et al. v. Diamond Shamrock Corporation et al., Cause No. 687219-1, Superior Court, Alameda County, California and related cases;

          (b) all rights to insurance proceeds, and settlements of related insured matters, to the extent such payments represent reimbursement of Assumed Liabilities, excluding any payments by insurance carriers made in connection with the settlement or other disposition of the Insurance Litigation (which payments shall be retained by Maxus) but including the right to receive any future payments made from insurance carriers under the terms of settlement of the Insurance Litigation made in respect of the Cedartown, Georgia, Deer Park, Texas, Muscle Shoals, Alabama, Belle, West Virginia and Castle Hayne, North Carolina plant sites and any presently unknown sites;

          (c) all rights of recovery, contribution, reimbursement, claims, actions and causes of action against any party (including without limitation Diamond Shamrock, Inc., Occidental Chemical Corporation or any of their affiliates or any insurance carrier) other than Maxus or its subsidiaries in respect of the Assumed Liabilities, except for payments made to Maxus by any third party in respect of same prior to the Effective Time (which payments shall be retained by Maxus);

          (d) all permits or licenses issued by, or agreements with, any Governmental Authority, or any agreement with any party other than Maxus (other than those agreements relating to the matters expressly excepted in clauses (b) and (c) above), relating to the Assumed Liabilities and the assets of CLH and necessary for the management or operation thereof); and

          (e) all documents, studies, files, photographs, maps, charts and other records relating to the Assumed Liabilities and the assets of CLH and the management thereof or to CLH employees, provided that Maxus shall retain the right to have reasonable access to such documents.

          3.2 Instruments of Transfer; Further Assurances. Maxus covenants and agrees to furnish in proper form (and if applicable, in suitable form for recording) any other bills of sale, endorsements, assignments, certificates and other instruments of transfer and conveyance as CLH shall reasonably deem necessary to vest in CLH such title to the Assigned Assets hereof as Maxus may possess.

          3.3 Transfers Requiring Consent. Maxus shall use its reasonable efforts to obtain, or cause to be obtained, as promptly as practicable all consents, if any, necessary to assign, transfer, convey or deliver the Assigned Assets to CLH. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign, or a transfer or assignment of, any contract right, agreement, license or permit or document, if a transfer or assignment thereof without the consent of any other party or parties thereto (other than Maxus or its affiliates) required or necessary for such transfer or assignment would constitute a breach thereof or in any way adversely affect the rights of Maxus thereunder (any such assets are hereinafter referred to as "Non-Assignable Assets"). In order to provide CLH with the utilization of every Non-Assignable Asset, unless and until the necessary consent is obtained, Maxus shall take or cause to be taken, and shall cause each of its subsidiaries (other than CLH) to take or cause to be taken, all reasonable action in cooperation with CLH and do or cause to be done all such things as may be reasonably necessary and proper to: (a) hold in trust for the benefit of CLH all Non-Assignable Assets and any consideration received by Maxus with respect thereto, (b) preserve the material rights and obligations under the Non-Assignable Assets for the benefit of CLH, (c) facilitate the receipt of any consideration to be received by Maxus or its other subsidiaries with respect to any Non-Assignable Asset, and promptly pay or cause to be paid to CLH any such consideration received by Maxus or its other subsidiaries, and
(d) make arrangements designed to provide to CLH the material benefits of each Non-Assignable Asset, including without limitation the appointment of an attorney-in-fact for CLH or subcontracting with CLH to effect a "pass-through" of the material rights and obligations of Maxus and its other subsidiaries thereunder. Notwithstanding the foregoing, Maxus shall not be obligated to take any action to ensure that CLH will be allowed the use of, or access to, any technology, whether protected by copyright, patent, license or otherwise, if such action will require the expenditure of funds by Maxus or materially adversely affect the benefits or rights required to be retained by Maxus, unless the parties agree otherwise.

          3.4  Right of Collection and Endorsement. Should Maxus or any of its
               -----------------------------------
subsidiaries (other than CLH) receive payment of any account receivable, note receivable or other asset of CLH, it shall promptly remit or pay over, or cause its subsidiaries to remit or pay over, such payment or other asset to CLH. Should CLH receive payment of any account receivable, note receivable or other asset of Maxus or any of its subsidiaries, it shall promptly remit or pay over such payment or other asset to Maxus or the appropriate subsidiary.

          3.5  Reassignment in the Event of Default by CLH.  In the event that
               -------------------------------------------
CLH defaults in the payment of any Obligation that constitutes an Assumed Liability, then, in addition to any other remedy available under this Agreement or in law, CLH shall convey, assign and pay over to Maxus all rights and payments set forth in clauses (a), (b) and (c) of Section 3.1 to the extent that
(i) such rights and payments are asserted or made after the date of default of CLH and

(ii) such rights and payments relate to the Obligation on which CLH defaulted. Any payments made to Maxus pursuant to this Section 3.5 shall reduce and mitigate the damages suffered by Maxus as a result of such default.

                                 ARTICLE FOUR

                               CERTAIN COVENANTS

          4.1 Management Responsibilities. In addition to the responsibilities and management of the Obligations associated with the Assumed Liabilities, the parties acknowledge and agree that as between them CLH shall have primary responsibility for the management and handling after the Effective Time of the business, legal and technical aspects of environmental matters associated with
(a) the alleged generation, handling, transportation, storage and disposal of wastes from the former businesses, operations and properties of Diamond Shamrock Chemicals Company, including its predecessors ("DSCC") or (b) the chemical manufacturing operating practices of DSCC.

          4.2 Access and Records. Each of Maxus and CLH will afford the other, its officers, employees, agents and representatives reasonable access to its documents, records, instruments and property to the extent such documents, records, instruments and property are properly required in order for each to fulfill its management or legally required duties. Each of Maxus and CLH will cause documents, records and instruments to be retained if requested by the other for legal or other proper reasons. Without limiting the foregoing, upon reasonable request, Maxus, its officers, employees, agents and representatives shall be permitted (a) to review the activities and books and records of CLH and
(b) if deemed necessary or appropriate by Maxus, to inspect CLH's property or property being administered, remediated or maintained by CLH for the purpose of complying with its legal and audit disclosure requirements. CLH shall not be responsible for maintenance of records required under the Occupational Safety and Health Act or medical or other records compiled and maintained on a corporate-wide basis, and not uniquely for or related to the former business, operations or property of DSCC or CLH and to the liabilities assumed by CLH hereunder.

          4.3 Mutual Covenants to Maintain Corporate Independence. It is the intent of the parties to this Agreement that each of CLH and Maxus maintain separate existence and independence and remain responsible for its own respective business, assets and liabilities, except to the extent as expressly provided in this Agreement, the Contribution Agreement and other written agreements between the companies. In furtherance of such intent, Maxus and CLH covenant and agree as follows:

          (a) The books of account of CLH shall be maintained separately from those of Maxus and any other YPF Affiliate and other affiliates of Maxus. The assets of CLH shall not be commingled with the assets of Maxus or any other YPF Affiliate.

          (b) To the extent feasible, at least one member of the Board of Directors of CLH shall be a person who is not also a director, officer or employee of CLH, Maxus or any other YPF Affiliate (the "Independent Director").

          (c) To the extent services are furnished to CLH by Maxus or any other YPF Affiliate, or to Maxus or any other YPF Affiliate by CLH, such services shall be provided under a services agreement between CLH and Maxus or such other YPF Affiliate, as the case may be, which describes the services to be provided, establishes compensation rates to be charged for such services at a rate consistent with sound business practices and which provides for, among other things, reimbursement of out-of-pocket expenses incurred in connection with rendering such services.

          (d)  CLH shall have its own U.S. taxpayer identification number.

          (e) CLH shall maintain bank accounts in its own name and utilize its own letterhead for all correspondence.

          (f) All agreements relating to the business of CLH shall be entered into by it in its own name and executed on its behalf by one of its officers or other authorized representative. CLH shall not grant a general power of attorney to Maxus or any other YPF Affiliate or to any person who is an officer, director or employee of Maxus or any other YPF Affiliate (other than a person who is also an officer of CLH and who is granted such power of attorney by reason of his office with CLH).

          (g) CLH shall maintain all required corporate formalities as required under Delaware law, including the maintenance of books and records and the conduct of shareholders' and Board of Directors' meetings.

          (h) CLH shall obtain in its own name any government permits which are necessary or appropriate to conduct its business.

          (i) Except as may be provided in any services agreement referred to in Section 4.3(c), CLH shall not engage in any transaction with Maxus or any other YPF Affiliate which is not related to the business and operations of CLH. Any such transaction related to the business and operations of CLH engaged in by CLH with Maxus or any other YPF Affiliate is and will be on an arms' length basis and will be approved by a majority of CLH's directors, including, if a person is so serving at the time, the Independent Director.

          (j) Except to the extent set forth in this Agreement, CLH has not agreed to assume any liabilities or other obligations of Maxus or any other YPF Affiliate.

          (k) Any transaction that affects the fundamental organization of CLH (including, without limitation, any voluntary bankruptcy filing by CLH) shall have the prior approval of a majority of CLH's directors, including, if one is serving on the Board of Directors at such time, the Independent Director.

          (l) CLH shall not hold itself out, or permit its officers, employees or agents to hold themselves out, as employees or agents of Maxus or any other YPF Affiliate, or as authorized to represent Maxus or any other YPF Affiliate absent an express agreement granting such authority.

Nothing contained in this Section 4.3 shall prevent Maxus, YPF or any other YPF Affiliate from issuing guarantees or providing other financial assurances to third parties for the benefit of CLH for the purpose of ensuring the performance or payment of its obligations.

                                 ARTICLE FIVE

                              GENERAL PROVISIONS

          5.1 Conditions Precedent to Effectiveness of Assumption and Transfer. Notwithstanding anything to the contrary herein, this Agreement shall not be effective unless and until (i) the Contribution Agreement is executed and delivered by all parties thereto and (ii) all of the issued and outstanding capital stock of CLH is transferred and assigned to YPF Holdings (USA), Inc., a Delaware corporation; provided, however, that this entire Agreement shall terminate and cease to be of any force and effect if each of the events described in clauses (i) and (ii) do not occur on or prior to August 31, 1996.

          5.2  Further Assurances.

               (a) Without further consideration, Maxus shall execute, acknowledge and deliver, or cause its subsidiaries to execute, acknowledge and deliver, all such further documents and instruments and shall do all such further acts and things as may be necessary or useful in order to fully and effectively carry out the purposes and intent of this Agreement.

               (b) Without further consideration, CLH shall execute, acknowledge and deliver all such further documents and instruments and shall do all such further acts and things as may be necessary or useful in order to fully and effectively carry out the purposes and intent of this Agreement.

          5.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.

          5.4 No Third Party Rights. The provisions of this Agreement are intended to bind the parties hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement, except in respect of Section 2.2 hereof, the Indemnified Parties expressly set forth therein.

          5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

          5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

          5.7 Construction of Agreement. In construing this Agreement (i) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction and (ii) no consideration shall be given to the fact, nor shall there be any presumption, that one party had a greater or lesser hand in drafting this Agreement.

          5.8 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties expressed in this Agreement at the time of execution of this Agreement.

          This Assumption Agreement is executed and delivered as of the date first above written but effective as of the Effective Time.


                           CHEMICAL LAND HOLDINGS, INC.


                           By:      /s/ M. M. Skaggs, Jr.
                                  --------------------------------------------

                           Name:    M. M. Skaggs, Jr.
                                  --------------------------------------------

                           Title:   President
                                  --------------------------------------------



                           MAXUS ENERGY CORPORATION


                           By:      /s/ W. Mark Miller
                                  --------------------------------------------

                           Name:    W. Mark Miller
                                  --------------------------------------------

                           Title:   Executive Vice President
                                  --------------------------------------------

REVISED 8/14/96 CERTAIN MATTERS TO                                     EXHIBIT A
                                                                       ---------
BE HANDLED BY CLH-SPINOFF COMPANY

                        LIMITED PURPOSE--CLAIMS LISTING
                        -------------------------------

ID          NAME                                             SUBJECT            OUT/CNSL
--          ----                                             -------            --------

ENV:
   101.1    Transtech v A&Z Septic, et al                    Kin-Buc Lndfil.    M. Gordon
  102       Bayou Sorrell    C-L-O-S-E-D                     Lndfil.Cleanup
  105       Lone Pine        C-L-O-S-E-D                     Lndfil.Cleanup
  106       SCP/Carlstadt                                    Lndfil.Cleanup
  107       Kingsville Twnship. Dump I-N-A-C-T-I-V-E         Lndfil.Cleanup
  108       Duane Marine Salvage Corp. I-N-A-C-T-I-V-E       Lndfil.Cleanup
  109       MOTCO            C-L-O-S-E-D                     Lndfil.Cleanup
   109.1    Crofton v. Amoco, et al.                         BI & PD            J. McNerney
  110       Ashtabula Plant                                  Env.Contam.
  111       Carlstadt Plant                                  Env.Contam.
   111.1    Velsicol v. Am Cy, et al.(re:Berry'sCreek)       Env.Contam.
   111.2    Morton Int. v. Am Cy, et al.(  "  )              Env.Contam.
  112       Cedartown, Ga. Plant                             Env.Contam.
   112.1    Cedartown Municipal Landfill                     Lndfil.Cleanup     J. Sasine
  113       Deer Park Plant                                  Env.Contam.
  114       Delaware City Plant                              Env.Contam.
  115       Harrison Plant                                   Env.Contam.
  116       Jersey City Plant                                Env.Contam.
  117       Muscle Shoals Plant                              Env.Contam.
  118       Painesville Chrome Site ("100 acres")            Env.Contam.        A&K
  119       Mobile Plant                                     Env.Contam.
  120       Sheridan Disposal Svcs. C-L-O-S-E-D              Lndfil.Cleanup
  121       Princeton Plant C-L-O-S-E-D                      Env.Contam.
  122       Greens Bayou Plant                               Env.Contam.
  123       Painesville One-Acre Site                        Env.Contam.        A&K
  124       Bristol, PA  I-N-A-C-T-I-V-E                     Env.Contam.
  128       Belle, W.Va. Plant                               Env.Contam.
  129       Strasburg Landfill                               Lndfil.Cleanup     M. Gordon
  130       Tybouts Corner Site (USA v ICI, et al.)
                C-L-O-S-E-D                                  Lndfil.Cleanup
  132       Galloway Pits/Arlngton Blnding C-L-O-S-E-D       Lndfil.Cleanup
  133       Blosenski Landfill (USA v
                Blosenski, et al.) C-L-O-S-E-D               Lndfil.Cleanup     M. Gordon
  134       Castle Hayne Plant                               Env.Contam.
  135       Chem. & Minerals Reclam. C-L-O-S-E-D             Lndfil.Cleanup


    136 & 136.1  Cortese Landfill (NY v SCA, et al.)         Lndfil.Cleanup    M. Gordon
                        C-L-O-S-E-D
    137     Fields Brook Site                                Env.Contam.
     137.1  Gen-Corp. Inc. v DSCC, et al                     Env.Contam.
     137.2  Cabot Corp. v DSCC, et al.                       Env.Contam.
     137.3  OEPA Nat. Resource Damages                       Env.Contam.
    138     Flemington Landfill C-L-O-S-E-D                  Lndfil.Cleanup
    139     French Limited Site                              Lndfil.Cleanup
     139.1-139.6  Various BI/PD claims C-L-O-S-E-D           BI & PD
    140     Jadco-Hughes Site                                Lndfil.Cleanup
    141     Kearny (Hudson Co. Cr)                           Env.Contam.       Various
     141.12 NJ Turnpike case                                 Env.Contam.       J. Bolger
     141.13 Kitsos case                                      Env.Contam.       J. Kosch
     141.14 PPG v Lawrence, et al                            Env.Contam.       J. Kosch
     141.16 Metal Powder v Burnham v Oxy                     Env.Contam.       M. Judge
    196     Bentey case                                      Env.Contam.       J. Kosch
     196.1  Settle case                                      Env.Contam.       J. Kosch
    142     SCP/Newark Site  C-L-O-S-E-D                     Lndfil.Cleanup
    143     Tuscaloosa Plant                                 Env.Contam.
    147     Newark (80 Lister) Plant                         Env.Contam.       C. Dinkins
     147.1-147.13 (various claims/IHRAC case)                BI & PD           W. McCarter
                        C-L-O-S-E-D
     Maxus v USA (Newark contribution claim)                 Contrib.          M. Gordon
     147.14  Passaic River                                   Env.Contam.       C. Dinkins
                                                                               A&K
                                                                               Local
    148     Sikes Pit  C-L-O-S-E-D                           Lndfil.Cleanup
    150     Atlanta, Ill.  C-L-O-S-E-D                       Env.Contam.
    151     Maxey Flats Site                                 Lndfil.Cleanup
    152     Nat'l. Presto (Eau Claire, Wis.) C-L-O-S-E-D     Env.Contam.
    153     Summit Nat'l. Site C-L-O-S-E-D                   Lndfil.Cleanup
    154     Amer. Chem. Svcs. Site C-L-O-S-E-D               Lndfil.Cleanup
    155     Painesville Works & Settling Ponds               Env.Contam.       A&K
    156     Old Mill Site  C-L-O-S-E-D                       Lndfil.Cleanup
    157     Chemical Control Site                            Lndfil.Cleanup
    158     Cross Bros. Site C-L-O-S-E-D                     Lndfil.Cleanup
    159     Conservation Chemical Site C-L-O-S-E-D           Lndfil.Cleanup
    160     Liberty Waste Site (BI/PD Claims:                BI & PD           W. Conrad
                Barras v Exxon C-L-O-S-E-D
                Hollisv Exxon C-L-O-S-E-D
                Lowrey v Exxon C-L-O-S-E-D
                Sanders v Exxon C-L-O-S-E-D
                Chaplin  C-L-O-S-E-D
            160.1  Fred Adams v Exxon                        BI & PD           W. Conrad

            160.2   Baptiste v Exxon C-L-O-S-E-D             BI & PD           W. Conrad
            160.3   Dartez v Exxon                           BI & PD           W. Conrad
    161     Dixie Caverns Landfill                           Lndfil.Cleanup
    162     Pulverizing Services Site                        Lndfil.Cleanup
     162.1   325 New Albany Assoc. v PPG, et al              PD & Env.Contam
    163,163.1  Metcoa Site (USA v Pesses, et al.)            Env.Contam.       M. Gordon
    164     GBF/Pittsburg Landfill (Ca)                      Lndfil.Cleanup    B. Stauffer
    165-169 Five NY Landfills C-L-O-S-E-D                    Lndfil.Cleanup
    170     Delaware Sand & Gravel Site C-L-O-S-E-D          Lndfil.Cleanup    R. Whetzel
            170.1 New Castle County C-L-O-S-E-D              Cost recovery         "
            170.2 USA v Hercules, et al. C-L-O-S-E-D         Cost recovery         "
            170.3 Crossan claim  C-L-O-S-E-D                 BI (EPA worker)       "
    171     Army Creek Landfill                              Lndfil.Cleanup
     171.1   New Castle County demand                        Cost Recovery
    172     Syncon Resin Site C-L-O-S-E-D                    Env.Contam.
    175     PJP Landfill (NJ v PJP, et al.)                  Lndfil.Cleanup    J. Lynch
    176     USA v Lord (New Lyme Landfill)                   Lndfil.Cleanup    K. Kammer
     176.1   State of Ohio v Aardvark                            "             K. Kammer
    177     Fisher-Calo Site (In.) C-L-O-S-E-D               Lndfil.Cleanup
    178     Metamora Site (Mich.)                            Lndfil.Cleanup
    179     Powder River Crude C-L-O-S-E-D                   Lndfil.Cleanup
    181     IWC Site (Ark)[DeSoto case] C-L-O-S-E-D          Lndfil.Cleanup
    182     Redwood City Plant                               Env.Contam.       R. Tarr
    180     Beeger v Rohm and Haas, et al                    PD&Env.Contam     J.Darrell
    183     Bay Area Drum Site (Ca)                          Lndfil.Cleanup    J. Armao
    184     Paddock Rd. (Cinn., Oh)                          Env.Contam.
    186     Davis Liquid Waste Site (USA v Davis)            Lndfil.Cleanup    M. Gordon
    188     Fiber Chem Site                                  Env.Contam        L. Mills
    189     Des Moines Barrell & Drum Site                   Lndfil.Cleanup
    190     Cammarata case (White Chem. Co.)                 BI                D. Apy
     190.1   Rhone-Poulenc case C-L-O-S-E-D                  Env.Contam.       D. Apy
    191     Rife v Agway, et al. (Sweden-3 site)             BI & PD           (Oxy)
     191.1   Sheg v Agway, et al. ( " )                          "             (Oxy)
    192     Reserve Env. v Detrex v DSCC, et al.             Env.Contam.       (Oxy)
    193     Huth Oil Site  C-L-O-S-E-D                       Env.Contam.
    195     Fuels and Chemicals Site C-L-O-S-E-D             Env.Contam.
    197     Marzone Site (Ga.)                               Lndfil.Cleanup
    198     Bay Drum Site (Fla.)                             Lndfil.Cleanup
    199     Bohaty Drum Site C-L-O-S-E-D                     Lndfil.Cleanup
    200     Chem-Trol Site                                   Lndfil.Cleanup    M. Gordon
    201     Organic Chemical Site                            Env.Contam.
    202     Picillo Pig Farm (AmCy v 3M)                     Lndfil.Cleanup    M. Gordon
                   Rohm and Haas case                             "                "


203        Uniroyal Site (Mag Plant)                         Env.Contam.
204        Geothermal, Inc. Site (Middletown)                Lndfil.Cleanup

State of NJ v Ace, et al                                     Cost Recovery     L. Kurzweil
Recluse Gas Plant                                            Env.Contam.
Oxy vs Maxus                                                 Contract (Art.X)  L. Schreve
Oxy v Maxus (Fields Brook Indemnity)                         Contract
Neidenberg Claim (Cr./Lung Cancer)                           Wrong/Death
Marco of Iota Site (Midgard)                                 Env. Contam.
Martin's Oil Country Tubulars Site (Midgard?)                Env. Contam.
Patterson Tubular (Patterson Trucking) Site (Midgard?)       Env. Contam.

REVISED 8/14/96 CERTAIN MATTERS TO BE                                  EXHIBIT B
                                                                       ---------
RETAINED BY MAXUS FOLLOWING SPIN-OFF


                        LIMITED PURPOSE--CLAIMS LISTING
                        -------------------------------

ID              NAME                                   SUBJECT               OUT/CNSL       RESP.CO.
--              ----                                   -------               --------       --------

ENV:
 103            McKee Refinery                         Env.Contam.                          R&M
 104            Three Rivers Refinery                  Env.Contam.                          R&M
 126(incl. 126.1-126.10) Sigmor Stations C-L-O-S-E-D   PD or Env.Contam.                    R&M
 127            Freddie Harris Site                    Lndfil.Cleanup                       R&M
 173            Sacramento Savings v Natomas           Env.Contam.           J. Darrell     Natomas/MXS
                C-L-O-S-E-D
 174            NY v SDS (Suffolk County Dacthal)      Prod.Liab/Env.        ISK Sharing    DSCC/ISK
                Shorewood Water v SDS
 185, 185.1 Schwartzman/Barber v Chevron               Env.Contam                           R&M
 187            McGinnis Waste Site (Whalen case)      BI & PD                              R&M
 194            American Zinc Site (Tx)                Env.Contam.                          MXS-E&P

NON-ENV-NO.:
 Borough of Park Ridge case                            Prod.Liab.                           DSCC/OXY
 Florida v Southern Solvents                           Prod.Liab.                           DSCC/OXY(?)
 W. P. Ballard Co. claims                              Prod.Liab.            C. Tisdale     DSCC/MXS
 Pilgrim Enterprises claims                            Prod.Liab.            N. Batey       DSCC/OXY
 Hayhurst v Gateway                                    PD                    R. Gladstone   GATEWAY/MXS
   Gateway v Cyprus                                    Contract Indemn.      R. Gladstone   GATEWAY/MXS
 Gateway Mine Reclamation/Bond                         Reclamation           R. Gladstone   GATEWAY/MXS
 Old O&G Property (Wyo., Mont., etc.)                  Plug/Abandon/Contam.                 MXS-E&P
   (Except as expressly assumed by CLH)
 Hansford County                                       Env.Contam.                          MXS-E&P
 O & G wells                                           Maint./Plug/Abandon                  MXS-E&P

   The following wells are located in Lake County, Ohio:
          Midgard Energy Company Well Nos.:
           Fee --   C-1 in Perry Township
                    C-6 in Painesville Township
                    C-9 in Painesville Township
           Lease--  C-4 in Painesville Township
                    C-5 in Painesville Township
                    C-12 in Painesville Township
                    C-13 in Painesville Township
                    C-2 in Painesville Township
                    CL-2A in Painesville Township

PROD.LIAB. BI CLAIMS:
 Agent Orange Claims                                   Prod.Liab.            M. Gordon      DSCC/MXS

 Abarca v Adco, et al                                      "                 R. Faulk       DSCC/MXS
 Fuller v DOW, et al                                       "                                   "
 Hickman v Mobil Oil, et al C-L-O-S-E-D                    "                                   "
 Kapetan v L-N-S, et al                                    "                                   "
 Labombardo v Maxwell House, et al                         "                 J. Rasnek      DSCC/MXS
 Larson v PPG, et al                                       "                                   "
 Mathena v DSCC, et al                                     "                                   "
 Overstreet v Exxon, et al                                 "                                   "
 Mattie Lee Powell claim                                   "                                   "
 Ross v Conoco, et al      (VCM)                           "                                DSCC/OXY
 Sabb v Hayward Pool, et al                                "                 J. Kosch       DSCC/MXS
 Turner v Firestone, et al                                 "                                DSCC/MXS
 Vassar, Jr. v Air Products, et al  (VCM)                  "                                DSCC/OXY
 Woodward claim                                            "                 B. Olsson      DSCC/MXS

BCME CLAIMS (from Redwood City Plant)                  Employer's Liab.      R. Burgess     DSCC/MXS
      Rosario, et al.

PREMISES - ASBESTOS/OTHER
 Allen/Hicks  C-L-O-S-E-D
 Cleo Abbott v Appalachian Power                                             J. Beeson
 Stanley Abbott
 Charles Abrams v AC&S
 Ronnie Abrams v Appalachian Power                                           J. Beeson
 Lester Adams v Appalachian Power                                            J. Beeson
 Frank Adams v Amoco C-L-O-S-E-D
 Allcorn v Amoco                                                             K. Wall
 Armstead v AC&S
 Bagley, et al                                                               D. Ledyard
 Bently v Shell                                                                   "
 Borel v Texaco                                                                   "
 Forrestier v AC&S                                                                "
 Jones v Clemtex                                                                  "
 Doug King v DuPont                                                          K. Wall
 Russ King v DuPont                                                          R. Faulk
 Conrad Korff                                                                B. Worthington
 Taylor v AC&S
 Wolfe v Monsanto

OTHER:
     Alvarez v. ISK                                                                         DSCC/ISK
     Insurance coverage case - DSCC v Anglo French                           M. Tierney
     SDS Pension Plan dispute                                                Squire, Sanders
     Worker's Comp claims
     Charles Koch v Shell Oil, et al.                                        J. Jones       DSCC/OXY